Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IFS AMERICAS, INC.,

ASTEA INTERNATIONAL INC.

and

IFS AMBER, INC.

OCTOBER 7, 2019

This document is intended solely to facilitate discussions among the Company and potential acquirers of the Company’s business, accordingly, is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer, solicitation or agreement of any type or nature, unless and until agreed to and executed by all Parties.

Table of Contents

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ii

Exhibits

Exhibit A – Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2019, is entered into by and among IFS Americas, Inc., a Delaware corporation (“Parent”), IFS Amber, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Astea International Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company Board (as defined below) has (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company and (iv) determined and resolved to recommend, subject to the terms and conditions set forth in this Agreement, that the stockholders of the Company adopt this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and each issued and outstanding share (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company, other than Dissenting Shares (as defined below) and Shares owned by Parent, Merger Sub, the Company or any of their respective wholly owned Subsidiaries (as defined below) (including Shares held in treasury by the Company), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements in favor of Parent (each, a “Support Agreement,” and collectively, the “Support Agreements”) and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and intending to be legally bound, the parties hereto agree as follows:

Article 1
DEFINITIONS

Section 1.01      Definitions.

(a)             As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, and otherwise no more favorable to, in each case, other than in any immaterial respect, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives (except for such changes as are specifically necessary in order for the Company to comply with its obligations hereunder and to permit such Third Party to make an Acquisition Proposal).

“Acquisition Proposal” means any inquiry, offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent, Merger Sub or their respective Affiliates), whether or not in writing, regarding, or that would reasonably be expected to lead to, directly or indirectly, an Acquisition Transaction, or any public announcement of a proposal, plan or intention relating to an Acquisition Proposal or any Contract to engage in any Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) relating to (i) any acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving (a) the Company or (b) one or more Subsidiaries of the Company representing 20% or more of the consolidated business, revenues, net income or assets of the Company and its Subsidiaries, or (iii) any purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any supranational, national, federal, state, provincial, local or other law, constitution, treaty, convention, statute, ordinance, code, rule, regulation, mandatory guidance or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity and any order or decision of an applicable

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arbitrator or arbitration panel, in each such case that is binding on or applicable to such Person, or its Subsidiaries or its or their respective properties, assets or businesses, and any predecessor, successor or implementing legislation or regulation of the foregoing, and any amendments or re-enactments of the foregoing.

“Audited Balance Sheet” means the audited consolidated balance sheets of the Company as of December 31, 2018.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York, London, United Kingdom and Stockholm, Sweden, or Governmental Entities in the State of Delaware are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each compensatory or benefit plan, program, policy, agreement, or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, employment, individual consulting, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, termination indemnity, gratuity, paid time off, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, (i) for the benefit of any Company Employee (in each case, who is a natural person or is a personal services entity) of the Company or any of its Subsidiaries, (ii) sponsored or maintained by the Company or any of its Subsidiaries, (iii) to which the Company or any Subsidiary contributes or is obligated to contribute, or (iv) under or with respect to which the Company or any of its Subsidiaries otherwise has or would reasonably expected to have any Liability.

“Company Board” means the Board of Directors of the Company.

“Company Employee” means any current or former employee, consultant, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially impair or materially delay the performance by the Company of its obligations under this Agreement; provided, however, that in the case of clause (i) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of, relates to or results from: (A) changes after the date of this Agreement in general global economic or business conditions; (B) general changes after the date of this Agreement in the global securities, credit or other financial markets; (C) changes after the date of this Agreement in conditions generally

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affecting the industry in which the Company and its Subsidiaries operate; (D) changes arising after the date of this Agreement in GAAP or Applicable Law or in the enforcement or interpretation thereof; (E) any outbreak (or escalation) of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (F) any hurricane, flood, tornado, earthquake or other natural disaster; (G) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period (but, in each case, the underlying causes of such failure shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); (H) the execution and delivery of this Agreement or the public announcement of this Agreement or the Merger (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to expressly address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including the Acquisition) or Section 7.02(a) to the extent it relates to such representations and warranties); (I) the performance by Company or any of its Subsidiaries of its of their express obligations under this Agreement or the taking by the Company of any action at the written request or with the prior written consent of Parent and; (J) changes in the trading price or trading volume of Shares (but, in each case, the underlying causes of such changes shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect has, or would reasonably be expected to have, a disproportionately adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to any other companies or participants that operate in the industry in which the Company and its Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Product” means the Software, either complete or under development, (i) that have been or that are currently being, developed, produced, manufactured, marketed, sold, offered for sale, imported, exported, supplied, provided, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by the Company or its Subsidiaries, (ii) from which the Company or its Subsidiaries recognize any revenue (including revenue associated with maintenance or service agreements) or (iii) that are currently used or are currently intended to be used to provide services to, or produce products for, the Company’s or its Subsidiaries’ customers.

“Company Related Parties” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of the Company and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, successors or assignees of any of the Persons described in clause (i), in each case, other than the Company.

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“Company Security” means all outstanding Shares, Preferred Shares, or any other outstanding equity or debt securities of the Company.

“Company Stock Option” means an option to acquire Shares granted under a Company Stock Plan.

“Company Stock Plans” means the Company’s Amended and Restated 2006 Stock Option Plan and the Company’s 2016 Stock Option Plan, and the forms of agreements thereunder.

“Company Stockholder Litigation” means any Proceeding pending or threatened against the Company by any stockholder of the Company (including any class action, derivative litigation or exercise of any rights under Section 220 of the DGCL) relating directly or indirectly to this Agreement, the Merger or the other transactions contemplated hereby and thereby, including disclosures made under Applicable Law.

“Company Systems” means all of the following used by or for, or otherwise relied on by, the Company or its Subsidiaries (whether owned by any of them or a Third Party): computers, computer systems, servers, hardware, Software, firmware, middleware, websites, databases, networks, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Section 1.01 of the Company Disclosure Letter and the knowledge such individuals would have acquired in the exercise of a reasonable inquiry.

“Confidentiality Agreement” means the Non-Disclosure and Standstill Agreement, dated as of April 7, 2019, between Parent and the Company (as amended).

“Continuing Company Employee” means each employee of the Company or any of its Subsidiaries immediately preceding the Effective Time who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries immediately following the Effective Time.

“Contract” means any written or legally binding oral contract, agreement, or other instrument or obligation, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order.

“Credit Agreement” means that certain Business Financing Agreement, dated as of August 11, 2017, by and among the Company and/or its applicable Subsidiary, and Western Alliance Bank (as amended, restated, supplemented or otherwise modified through the Closing Date).

“Data Room” means the electronic data site established on behalf of the Company at or through Donnelly Financial Solutions Venue and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement.

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“Data Security Requirements” means the following, in each case to the extent relating to the conduct of the business of the Company or its Subsidiaries, any privacy, security or security breach notification requirements, any Company System, any Personally Identifiable Information, or any matters relating to data privacy, protection or security: (i) all Privacy Laws and other applicable Laws and any related security breach notification requirements; (ii) the Company’s and its Subsidiaries’ own respective rules, policies, and procedures; (iii) industry standards to which the Company or its Subsidiaries purport to comply with or be bound or otherwise applicable to the industries in which any of them operate; and (iv) Contracts to which the Company or any of its Subsidiaries is bound, including PCI-DSS.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Laws” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any supranational, national, federal, state, provincial, local or other government, department, authority, court, tribunal, commission, arbitrator (public or private), regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are the subject of Liability or requirements for investigation or remediation under, or otherwise subject to, Environmental Laws.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other Liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar

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instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations of such Person as an account party under letters of credit, letters of guaranty, banker’s acceptances, performance bonds or similar instruments, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (vii) all obligations of the type described in clauses (i) through (vi) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (viii) direct or indirect guarantees or other forms of credit support (including all “keep well” arrangements) of any obligations described in clauses (i) through (vii) above of any other Person.

“Intellectual Property” means all intellectual property and other similar proprietary rights existing anywhere in the world, whether registered or unregistered, including with respect to: (i) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, utility models, and any other governmental grant for the protection of inventions or industrial designs; (ii) designs, inventions (whether or not patentable) and inventions disclosures; (iii) trademarks, service marks, certification marks, trade dress, logos, slogans, tag lines, corporate names, trade names and any other indicators of source or origin, together with the goodwill associated with any of the foregoing (collectively, “Marks”) and Internet domain names; (iv) copyrights and registrations and applications therefor, original works of authorship and moral rights; (v) Software; and (vi) trade secrets, discoveries, algorithms, know-how, recipes, formulae, processes, techniques, technical data, drawings, customer lists and other confidential information (collectively, “Trade Secrets”), in each case of (i) through (vi) including all applications for any such rights as well as the right to apply for such rights.

“IRS” means the United States Internal Revenue Service.

“Liability” means any and all Indebtedness, liabilities, commitments or obligations of any kind whatsoever, and including those arising in connection with any Contract, Proceeding or Order.

“Lien” means any charge, claim, adverse interest, pledge, hypothecation, lien (statutory or other), security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, or other similar adverse claim of any kind.

“Made Available” means that such information, document or material was made available for review by Parent or Parent’s Representatives in the Data Room no later than twenty-four (24) hours prior to the date hereof.

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

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“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL) and the Sun Industry Standards License (SISL)) or any license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models; or (ii) any Reciprocal License, in each case whether or not the source code is available or included in such license.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity, in each case, that is or purports to be binding upon such Person or any of its properties, assets or businesses.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“OTC” means the QTCQB Venture Market of the OTC Markets Group Inc.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the Merger or perform its obligations hereunder.

“Parent Related Parties” means (i) the former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of Parent and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

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“Payoff Letter” means a payoff letter in customary form (subject only to delivery of the Payoff Amount (as defined below) as arranged by Parent) that (i) specifies the aggregate amount required to be paid to fully satisfy and discharge all principal, interest, fees, expenses, premiums and other amounts then due and payable under the Credit Agreement as of the Closing Date (such amount, the “Payoff Amount”), (ii) provides for termination of all guarantees and Liens, if any, in connection therewith relating to the assets of the Company and its Subsidiaries securing such obligations upon the payment of Payoff Amount on the Closing Date and (iii) states that upon receipt of the Payoff Amount, the Credit Agreement and all related loan documents shall be terminated (but excluding any contingent obligations, including indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the Credit Agreement and the related loan documents).

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate Proceedings, in each case, only if adequate reserves with respect thereto have been established in the Audited Balance Sheet or the Unaudited Balance Sheet in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate Proceedings and for which, in the latter scenario, adequate reserves have specifically been established in the Audited Balance Sheet or the Unaudited Balance Sheet to the extent required in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (v) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not violated by any current use, occupancy or activity conducted by the Company or any of its Subsidiaries or any condition of the property regulated thereby; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money or other Indebtedness.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).

“Personally Identifiable Information” means information that alone or in combination with other information can be used to identify an individual natural person, or that is about an identifiable natural person, including name, address, telephone number, email address, Internet

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protocol address, financial account number or credit card number and government issued identifier (including Social Security number, Social Insurance Number, passport number, taxpayer identification number and driver’s license number) or health or medical information, or that is otherwise protected by or subject to any Privacy Law.

“Preferred Shares” means each issued and outstanding share of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company, and each issued and outstanding share of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Privacy Laws” means any Applicable Law that governs the collection, use, storage, transfer, recording, processing, sharing, disposal or security of Personally Identifiable Information or privacy (including such Applicable Laws governing breach notification).

“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, charge, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative or appellate proceeding), audit, inquiry, investigation, hearing or criminal prosecution, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives and advisors of such Person.

“Restrictive Covenant Agreements” means those certain restrictive covenant agreements, dated the date hereof, by and between Parent and each Covered Person (as defined therein).

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union or the United Nations that broadly prohibit or restrict dealings with such country.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the European Union or the United Nations, including (i) any Person identified in any sanctions or

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export-related list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security, and the United States Department of State; (B) the European Union; or (C) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly owned 50% or more, or otherwise controlled, by one or more Persons described in (i) or (ii).

“Sanctions and Export Control Laws” means all U.S. and non-U.S. Applicable Laws and orders relating to (i) economic or trade sanctions, including the Applicable Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union; and (ii) export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EC Dual Use Regulation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Software” means software, computer programs and applications, whether in source code, executable object code, or other form, and including (i) data files and libraries, databases, and collections of data, (ii) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (iii) software tools, descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect at least fifty percent (50%) of the board of directors or other governing body of such Person or (ii) at least fifty percent (50%) of the outstanding voting securities or voting power of such Person. For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is controlled by or controls the managing director or general partner of such partnership, association or other business entity.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (provided, that for purposes of this definition, the references to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”) made by a Third Party and received after the date of this Agreement, which did not result from a material breach of Section 6.04, that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering all the relevant terms of the Acquisition

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Proposal (including the legal, financial and regulatory aspects of such proposal, the identity of the Third Party making such proposal, whether the financing for such proposal is fully committed and reasonably likely to be obtained and the conditions for completion of such proposal), (i) would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the holders of Shares than the transactions contemplated hereby (after giving effect to all Proposed Changed Terms) and (ii) is reasonably expected to be consummated (if accepted).

“Tax” means (a) any tax or other similar governmental assessment or charge of any kind whatsoever, including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, escheat, unclaimed property, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, environmental, registration, capital stock, occupation, import, custom, stamp, duties, alternative, or add-on minimum taxes, or other governmental taxes or charges, together with any interest, penalty, addition to tax or additional amount with respect thereto or in lieu thereof, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes, and (c) any liability for, or in respect of the payment of, any amount described in clauses (a) or (b) of this definition as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any report, return, document, declaration, form, information return, claim for refund, election, statement or other information of any nature regarding Taxes in any jurisdiction for any period, in each case filed with or supplied to, or required to be filed with or supplied to, a Taxing Authority (including any amendments thereto and including any schedule or attachment thereto) and including any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, form, information return, claim for refund, election, statement or other information.

“Taxing Authority” means any Governmental Entity exercising or able to exercise any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent and its Subsidiaries (including Merger Sub).

“Third Party Components” means, with respect to a Company Product, all of the following that are not exclusively owned by the Company or its Subsidiaries: (i) Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, such Company Product, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Product for such Company Product to properly function in accordance with its specifications or Software from which any such Company Product inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories), and (ii) Intellectual Property rights that are embodied in such Company Product.

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property”.

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“Treasury Regulations” means the temporary and final regulations (and proposed regulations to the extent taxpayers are permitted to rely thereupon) promulgated under the Code by the United States Department of Treasury.

“Willful and Intentional Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (including a failure to cure circumstances) where the individual taking such action (or failing to take such action) on behalf of the breaching Party knows such action or omission is or would reasonably be expected to result in a material breach of such representation, warranty, agreement or covenant.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	6.04(b)
Antitrust Laws	4.03(b)
Book-Entry Shares	2.07(b)
Certificate of Merger	2.03
Certificates	2.07(b)
Change in Recommendation	6.04(b)
Closing	2.02
COBRA	4.09(b)
Collective Bargaining Agreement	4.14
Company	Preamble
Company 401(k) Plan	6.15(c)
Company Disclosure Letter	Article 4
Company Leased Real Property	4.16(c)
Company Material Contracts	4.19(a)
Company Meeting	6.17(c)
Company Meeting Election	6.17(c)
Company Organizational Documents	4.01(b)
Company Real Property Leases	4.16(c)
Company Recommendation	4.03(a)
Company Registered Intellectual Property	4.15(a)
Company Stockholders Meeting	6.17(b)
Company Subsidiary Organizational Documents	4.01(b)
Company Termination Fee	8.03(a)
Continuation Period	6.15(a)
DGCL	Recitals
Dissenting Shares	2.08
Divestiture	6.10(d)
Effective Time	2.04
Election Notice	6.17(c)
End Date	8.01(b)(i)
Enforceability Exceptions	4.03(a)
Financial Advisor	4.24
Foreign Benefit Plan	4.09(b)
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Term	Section
Indemnified Party	Section 6.09(c)
Merger	Recitals
Merger Consideration	2.06(a)
Merger Sub	Preamble
Merger Sub Stockholder Approval	5.02(a)
Original Company Meeting Date	6.17(c)
Parent	Recitals
Parent Disclosure Letter	Article 5
Parent Termination Fee	Section 8.03(c)
Paying Agent	2.07(a)
Payment Fund	2.07(a)
Post-Closing Plans	6.15(b)
Pre-Closing Period	6.01(a)
Premium Cap	6.09(a)
Privacy Policies	4.15(e)
Proposed Changed Terms	6.04(c)(ii)
Proxy Statement	4.03(b)
Requisite Company Stockholder Approval	4.03(a)
Restraint	6.10(d)
SEC Documents	4.04(a)
Share	Recitals
Shares	Recitals
Superior Proposal Notice	6.04(e)
Support Agreement	Recitals
Surviving Corporation	2.01
Top Customers	4.21
Top Suppliers	4.20
Trade Controls	4.07(c)
Unaudited Balance Sheet	4.06
Writing	1.02

Section 1.02      Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of

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like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.

Article 2
THE MERGER

Section 2.01      The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.02      The Closing. Unless this Agreement is earlier terminated pursuant to Article 8, closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on the second (2nd) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) or at such other place, date and time as the Company and Parent may agree in writing. The Closing shall be conducted by means of exchanging fully executed documents electronically, unless another place or manner is agreed to in writing by the Company and Parent.

Section 2.03      Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, concurrently with the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.

Section 2.04      Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such date and time as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.05      Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and other Applicable Law.

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Section 2.06    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities thereof or any other Person:

(a)             except as otherwise provided in Section 2.06(b), Section 2.06(c), Section 2.08 or Section 2.09, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $12.00 in cash, without interest (the “Merger Consideration”), and all such Shares shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of such a Share shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.06(a), the Merger Consideration, upon surrender of such Shares in accordance with Section 2.07;

(b)            each Share held by Parent, Merger Sub or any of their Affiliates or by the Company in treasury, in each case immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist without any conversion thereof and no consideration or payment or distribution shall be made with respect thereto. Each Share held by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time; and

(c)             each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

Section 2.07      Surrender and Payment.

(a)             Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent jointly selected with the Company acting reasonably (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to the Company for payment of the Merger Consideration. Concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares pursuant to Section 2.06(a) (the “Payment Fund”).

(b)            Transmittal Materials. Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall send or otherwise provide, or shall cause the Paying Agent to send or otherwise provide, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each holder of record of Shares outstanding immediately prior to the Effective Time held in book-entry form (“Book-Entry Shares”), (A) transmittal materials (a copy of which shall have been provided to the Company before distribution), including a letter of transmittal (which shall specify that the

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delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for Merger Consideration.

(c)             Surrender of Certificates. Upon surrender of Certificates to the Paying Agent (or delivery of an affidavit of loss thereof in accordance with Section 2.13) together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange thereof, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable thereafter, the amount of cash into which the Shares theretofore represented by such Certificate are converted pursuant to Section 2.06(a) (after giving effect to any required Tax withholdings as provided in Section 2.11), and the Certificates so surrendered shall immediately be cancelled. Until so surrendered or transferred, each Share and each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and no other rights or interests whatsoever. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(d)            Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record of Book-Entry Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable thereafter), an amount of cash into which such Book-Entry Shares are converted pursuant to Section 2.06(a) (after giving effect to any required Tax withholdings as provide in Section 2.11) and such Book-Entry Shares so surrendered shall be canceled. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Book-Entry Shares.

(e)             Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(f)             No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and from and after the Effective Time, there shall be no further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the stock transfer

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books of the Company. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer representing Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.06(a), they shall be cancelled and exchanged in accordance with this Article 2.

(g)            Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with Section 2.06 and this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

Section 2.08      Dissenting Shares. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by any Person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL with respect to such Shares, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration in accordance with Section 2.06(a) (less any payments made by the Surviving Corporation with respect to such Shares in accordance with Section 262(h) of the DGCL) without interest thereon, upon surrender of such Certificate formerly representing such Share in accordance with the provisions of Section 2.07. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, otherwise negotiate any such demands or agree to do any of the foregoing.

Section 2.09      Treatment of Company Stock Options.

(a)             Treatment of Company Stock Options. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment; provided that any such Company Stock Option with respect to which the per-share exercise price subject

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thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Stock Options the cash payments described in this Section 2.09(a) through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the second regularly scheduled payroll date for the Company following the Closing Date. From and after the Effective Time, no Company Stock Option shall be exercisable, and each Company Stock Option shall only entitle the holder thereof to the payment (if any) provided for in this Section 2.09(a).

(b)            Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.09(a) and Section 2.09(b), it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment (if any) provided for in this Section 2.09. No later than the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.09.

Section 2.10      Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted. Nothing in this Section 2.10 shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

Section 2.11      Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld (or caused to be so deducted and withheld) by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, made (or caused to be made) such deduction and withholding.

Section 2.12      No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 2.13    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Paying Agent, the posting by such Person of a bond, in such customary amount as the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.14      Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

Article 3
THE SURVIVING CORPORATION

Section 3.01      Certificate of Incorporation. Subject to Section 6.09, at the Effective Time as part of the Merger and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company shall be amended and restated to read in its entirety in the form attached hereto as Exhibit A and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms of the DGCL.

Section 3.02      Bylaws. Subject to Section 6.09, at the Effective Time as part of the Merger and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Astea International Inc.” and as so amended will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and the DGCL.

Section 3.03      Directors and Officers. The parties hereto shall take all requisite action so that, (i) the directors of the Company shall be removed or resign and the directors of Merger Sub immediately prior to the Effective Time shall fill the resulting vacancies and comprise all of the initial directors of the Surviving Corporation immediately following the Effective Time, each of the foregoing directors to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified in accordance with Applicable Law, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation, each such officer to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation, until their successors are duly elected or appointed and qualified.

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Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the SEC Reports filed or furnished prior to the date hereof (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any SEC Report qualify or limit the representations and warranties of the Company set forth in Section 4.01(a) (Organization), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Corporate Authority; No Violation; Voting Requirements), Section 4.18 (Opinion of Financial Advisor) and Section 4.23 (Finders or Brokers)) and (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 4 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any Applicable Law and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01      Organization.

(a)             The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and, to the extent the concept is applicable to the relevant jurisdiction, in good standing under the Applicable Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or in possession of such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified, licensed, in good standing or in possession of such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company has Made Available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company (the “Company Organizational Documents”) and the Organizational Documents of each of its Subsidiaries in existence on the date hereof (collectively, the “Company Subsidiary

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Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions. Section 4.01(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Subsidiaries of the Company, there is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the consolidated financial statements of the Company and its Subsidiaries under GAAP.

Section 4.02      Capital Stock and Indebtedness.

(a)             The authorized capital stock of the Company consists of 25,000,000 Shares and 5,000,000 Preferred Shares. As of the date of this Agreement, (i) 3,689,049 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 42,136 Shares were held in treasury, (iii) 826,446 shares of Series A Convertible Preferred Stock were issued and outstanding, (iv) 797,448 shares of Series B Convertible Preferred Stock were issued and outstanding, (v) 1,120,000 Shares were reserved for issuance under the Company Stock Plans, of which amount 805,500 Shares were issuable upon the exercise of outstanding Company Stock Options, and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Shares and Preferred Shares are, and Shares reserved for issuance with respect to Company Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable. Except (i) as set forth in this Section 4.02(a) or (ii) as expressly permitted to be issued after the date hereof by Section 6.01(b), there are no outstanding Contracts, subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity or equity-based interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Shares or Preferred Shares, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting

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trusts or other agreements or understandings pursuant to which the Company or any of its Subsidiaries has any contractual or other obligations with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since June 30, 2019 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Options in accordance with their respective terms) or granted any Company Stock Options or other equity or equity-based awards or interests.

(b)            The Company has previously Made Available to Parent a true and complete list of all Company Stock Options outstanding as of October 4, 2019, specifying (i) the name of the holder of such Company Stock Option, (ii) the relevant equity plan such Company Stock Option was granted under, (iii) the number of shares subject to each such Company Stock Option, (iv) the grant date of each such Company Stock Options, (v) the vesting schedule of each such Company Stock Options and (vi) the exercise price for each such Company Stock Option, to the extent applicable. With respect to each grant of Company Stock Options, each such grant was granted under the applicable Company Stock Plan and in accordance with the terms of the applicable Company Stock Plan and Applicable Law.

(c)             Section 4.02(c) of the Company Disclosure Letter sets forth a complete and accurate list of the name and jurisdiction of each of the Subsidiaries of the Company and the record and beneficial owners of all of the issued and outstanding shares of capital stock or other equity interests of each such Subsidiary, which are free and clear of any preemptive rights and any Liens (other than restrictions on transfer imposed by Applicable Law). All of such shares of capital stock or other equity interests owned by the Company are, to the extent the concept is applicable in the relevant jurisdiction, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security or similar commitment or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d)            Except as set forth in Section 4.02(d) of the Company Disclosure Letter, the Company and its Subsidiaries have no outstanding Indebtedness for borrowed money.

Section 4.03      Corporate Authority; No Violation; Voting Requirements.

(a)             The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote at the Company Stockholders Meeting (the “Requisite Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Requisite Company Stockholder Approval, no other

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corporate proceedings on the part of the Company or vote of the stockholders of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board has (i) subject to Section 6.04, resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), and as of the date of this Agreement, such resolution has not been subsequently rescinded, modified or withdrawn in any way, (ii) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the stockholders of the Company and (iii) approved this Agreement, the Merger and the Support Agreements. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and upon execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(b)            Other than in connection with or in compliance with (i) the filing of the Certificate of Merger and any other instruments required to be filed with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the rules and regulations of the OTC, and (iv) any Applicable Law designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively “Antitrust Laws”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement.

(c)             The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, trigger any material change to the scope of rights granted under, or otherwise contravene any Contract to which the Company or any of its Subsidiaries is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of any Subsidiary of the Company or (iii) conflict with or violate any Applicable Law, Orders or Data

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Security Requirements, except, in the case of this clause (iii), for such conflicts or violations as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d)            The Requisite Company Stockholder Approval is the only vote or approval of any class or series of share capital or capital stock of the Company or any of its Subsidiaries that is necessary to approve this Agreement and the Merger under Applicable Law.

Section 4.04      Reports and Financial Statements.

(a)             The Company and each of its Subsidiaries has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished with the SEC since September 30, 2017 through the date hereof (the “SEC Reports”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since January 11, 2016, has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act in connection with the SEC Reports. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the SEC Reports. As of the date hereof, none of the SEC Reports is, to the Company’s Knowledge, the subject of ongoing SEC review.

(b)            The consolidated financial statements (taking into account all related notes and schedules) of the Company included in or incorporated by reference into the SEC Reports (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP in effect as of the respective dates thereof (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

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(c)             Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.05      Internal Controls and Procedures. No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that has not been disclosed in the SEC Reports as filed with or furnished to the SEC prior to the date hereof. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13 a-1 5 under the Exchange Act) that ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other Company Employees (expressly excluding for this purpose, consultants and independent contractors) who have a significant role in the Company’s internal control over financial reporting. The Company has Made Available to Parent correct and complete copies of any such disclosure contemplated by clauses (i) and (ii) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Company Board since June 30, 2017.

Section 4.06      No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, whether or not required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, except for Liabilities (i) that are reflected or reserved against on the Audited Balance Sheet or the unaudited consolidated balance sheet contained in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2019 (the “Unaudited Balance Sheet”), (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent in type and magnitude with past practice since June 30, 2019 or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07      Compliance with Law; Permits.

(a)             Except as set forth in Section 4.07(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with Applicable Law, all Orders, and Data Security Requirements to which the

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Company or any of its Subsidiaries are subject, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, oral notice to an officer or director of the Company or any of its Subsidiaries or other written communication from any Governmental Entity regarding any actual or possible failure to comply with any Applicable Law or Order.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all material Permits, and all rights under any Company Material Contract (as defined in Section 4.19) with any Governmental Entities, and have filed all Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith and (ii) all Permits of the Company are valid and in full force and effect, are not subject to any Proceeding that could result in any modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance with the terms and requirements of all such Permits of the Company and, to the Company’s Knowledge, no suspension or cancellation of any such Permit is threatened.

(c)             None of the Company or any its Subsidiaries or any of their respective officers, directors, or employees, nor to the Company’s Knowledge, any representative or other Person acting on behalf of the Company or any of its Subsidiaries has, in the past five years, directly or, to the knowledge of the Company, indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to any Governmental Entity from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of any Anticorruption Laws or any similar Applicable Law prohibiting or relating to bribery, corruption, or money laundering (including, for the avoidance of doubt, the Patriot Act); (vii) is currently or has been a Sanctioned Person or resident, located, or organized in a Sanctioned Country; (viii) is currently or has been in violation of any Sanctions and Export Control Laws or U.S. antiboycott requirements (collectively, “Trade Controls”); or (ix) except as set forth in Section 4.07(c) of the Company Disclosure Letter, conducted business in or with a Sanctioned Country or with any Sanctioned Person. During the five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anticorruption Laws or Trade Controls.

Section 4.08      Environmental Laws and Regulations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no Proceedings, notices of violation or information requests of which the Company or any of its Subsidiaries has received notice in writing that are pending or threatened

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against the Company or, to the Company’s Knowledge, any of its Subsidiaries or any Person or entity whose Liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Applicable Law, relating to actual or alleged non-compliance with or any other Liability under Environmental Laws, (ii) the Company and its Subsidiaries are and, since January 1, 2017 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under Environmental Laws to conduct their respective business and operations as currently conducted, and compliance with the terms and conditions thereof), (iii) to the Company’s Knowledge, (A) there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries and (B) there is otherwise no presence of Hazardous Materials, in each case, at any location currently or, to the Company’s Knowledge, formerly owned or operated by the Company or its Subsidiaries, or to the Company’s Knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third-party operators, that would reasonably be expected to give rise to any Liability under Environmental Laws to the Company or its Subsidiaries and (iv) none of the Company and its Subsidiaries is currently subject to any Order or any indemnity obligation or other Contract with any other Person that would reasonably be expected to result in obligations or Liabilities under Environmental Laws. The Company has Made Available to Parent copies of all environmental reports, studies and assessments prepared within the past three (3) years that are in the possession, custody or, to the Company’s Knowledge, reasonably within the control of the Company or any of its Subsidiaries (including their environmental contractors and consultants) pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.09      Employee Benefit Plans.

(a)             Section 4.09(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, true and complete copies of the following have been Made Available to Parent by the Company: (i) all material documents comprising the Company Benefit Plans (including all amendments and attachments thereto and related material agreements or arrangements with Third Party service providers or administrators); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the most recent annual report (Form 5500); (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto and any other summary of the material terms; and (viii) the most recent actuarial report and the most recent audited financial reports.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms and the applicable requirements of ERISA, the Code and all other Applicable Laws, (ii) all contributions, distributions, and reimbursements required to be made with respect to any Company Benefit Plan by U.S. or foreign Applicable Law or by any plan document or other contractual undertaking, and all premiums or other payments due or payable with

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respect to insurance policies or other Contracts funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company, (iii) there has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, (iv) (A) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received (or is entitled to rely on) a timely favorable determination, advisory and/or opinion letter, as applicable, from the IRS with respect to its qualified status (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of the most recent such letter that would reasonably be expected to result in the revocation of such letter and (B) nothing has occurred that would reasonably be expected to have an adverse effect on the Tax status of each international Company Benefit Plan intended to receive Tax favorable treatment, (v) each Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code or other similar Applicable Law (“COBRA”), and (vi) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code. With respect to each Company Benefit Plan or other benefit or compensation plan, program, agreement, or arrangement that is subject to the Applicable Law of a jurisdiction other than the United States (whether or not U.S. Applicable Law also applies) or primarily for the benefit of employees, directors, consultants or individual independent contractors of the Company or any of its Subsidiaries who reside or work primarily outside of the U.S. (each, a “Foreign Benefit Plan”), each Foreign Benefit Plan required to be registered has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements, and all Foreign Benefit Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Benefit Plan that is not required to be funded.

(c)             None of the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has, at any time, maintained, established, contributed to or been obligated to contribute to, or has any Liability under or with respect to: (i) a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or a “multiple employer” plan within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iii) a plan that is or was subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No Foreign Benefit Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities. No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any current or potential obligation to provide, post-employment or post-termination health, life or other welfare benefits to any Company Employee or other Person, other than as required by COBRA for which the covered Person pays the full cost of coverage. Neither

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the Company nor any of its Subsidiaries has any, or is reasonably expected to have any, current or contingent liability or obligation under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d)            There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course) or Proceedings with respect to any Company Benefit Plan, including any claims or Proceedings which have been asserted or instituted by the Department of Labor, the IRS, or any other Governmental Entity or by any plan participant or beneficiary, or, to the Company’s Knowledge, threatened against any of the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material Liability of the Company or any of its Subsidiaries.

(e)             Except as set forth in Section 4.09(e) of the Company Disclosure Letter or otherwise provided for in Section 2.09, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (whether contingent or otherwise), (i) entitle any Company Employee to severance pay, unemployment compensation or accrued benefit, (ii) increase the amount of compensation or benefits due to any such Company Employee, (iii) accelerate the time of payment or vesting, or (iv) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan. No amount that could be received (whether in cash or property or the vesting of property), as a result of or in combination with (whether such event is contingent or otherwise) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, by any Company Employee or otherwise under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. There is no Contract to which the Company or any of its Subsidiaries is bound to compensate any current or former Company Employees for excise Taxes paid pursuant to Sections 409A or 4999 of the Code.

(f)             Prior to the execution of this Agreement, the Company has delivered to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and the Company’s reasonable, good faith estimate of the amount of any “excess parachute payments” within the meaning of Section 280G of the Code that would reasonably become payable to each such disqualified individual. Such information shall be updated and delivered to Parent not later than ten (10) Business Days prior to the Effective Time.

(g)            Section 4.09(g) of the Company Disclosure Letter sets forth any and all Indebtedness for borrowed money in excess of $10,000 owed by any Company Employee to the Company or any of its Subsidiaries.

Section 4.10      Absence of Certain Changes or Events.

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(a)             Since June 30, 2019, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would have resulted in a breach of Section 6.01(b) had the restrictions thereunder been in effect since June 30, 2019.

(b)            Except as set forth in Section 4.10(b) of the Company Disclosure Letter, from December 30, 2018 through the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11      Investigations; Litigation. (a) There are no Proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, (b) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or to which any of their respective assets or properties are subject and (c) to the Company’s Knowledge, there are no investigations by a Governmental Entity pending or threatened against or affecting the Company or any of its subsidiaries, or any of their respective properties. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with this Agreement, the Support Agreements or the transactions contemplated by this Agreement or the Support Agreements.

Section 4.12      Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the date it is first mailed to holders of Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 4.13      Tax Matters.

(a)             The Company and each of its Subsidiaries have prepared and timely filed, or have caused to be prepared and timely filed on their behalf (taking into account any valid extension of time within which to file), all income and other material Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(b)            The Company and each of its Subsidiaries have timely paid (or caused to be timely paid on their behalf) all material Taxes that are due and payable by any of them

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(whether or not shown as due on any Tax Return). All material Taxes required to have been withheld and remitted by the Company and each of its Subsidiaries (including in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder or other party) have been timely withheld and, to the extent required, paid to the appropriate Taxing Authority.

(c)             Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations (or has a request for any such waiver or extension pending) with respect to any material Taxes (other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice), or executed or filed any power of attorney with respect to material Taxes.

(d)            There is no deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such deficiency has been threatened by any Taxing Authority. There are no Proceedings, audits or examinations ongoing, pending or threatened in writing in respect of material Taxes or material Tax matters of the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no such Proceeding, audit or examination has been threatened.

(e)             There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(f)             No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be required to file a Tax Return or subject to Tax in that jurisdiction, other than any claims that have been fully resolved. Neither the Company nor any of its Subsidiaries has or has ever had any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its organization.

(g)            The unpaid Taxes of the Company and its Subsidiaries (being Taxes not yet due and payable) will not exceed the amount of the Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(h)            Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) in the past three (3) years.

(i)              None of the Company’s Subsidiaries is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

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(j)              Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any agreement or arrangement relating to the apportionment, sharing, indemnification, assignment or allocation of any Tax or Tax asset (other than a customary Tax sharing, indemnification or allocation provision contained in a commercial agreement entered into in the ordinary course of business the principal subject of which is not Taxes), (ii) is or has been a member of a group filing an affiliated, combined, consolidated, unitary, aggregate or similar Tax Return (other than, in each case, a group the common parent of which is or was the Company), or (iii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law), or as a transferee or successor, or by Contract, or otherwise.

(k)            None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing as a result of (i) any change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law) executed prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) an election pursuant to Section 108(i) of the Code made prior to the Closing; (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) any intercompany transaction consummated prior to the Closing or excess loss account existing prior to the Closing, in either case described in Treasury Regulations issued under Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law). Neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l)              The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five (5) year period ending on the Closing Date.

(m)          None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law).

(n)            All related party transactions involving the Company or any of its Subsidiaries have been in compliance (including the maintenance of required documentation in connection therewith) with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law.

(o)            The Company and each of its Subsidiaries is, and has been at all times since formation, treated as the type of entity (corporation, partnership or disregarded entity) for

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United States federal income Tax purposes, as set forth opposite its name in Section 4.13(o) of the Company Disclosure Letter.

(p)            Section 4.13(p) of the Company Disclosure Letter sets forth all material Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements with or granted by any Taxing Authority outside the United States applicable to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in material compliance with the requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement.

Section 4.14      Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with a labor union, trade union, works council, or other labor organization respecting labor or employment matters (each, a “Collective Bargaining Agreement”), nor is any such agreement currently being negotiated. No current Company Employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the Company’s Knowledge, there are, and since January 1, 2017 have been, no activities or proceedings of any labor union, trade union, works council, or other labor organization to organize Company Employees. Since January 1, 2017, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened. There is no pending charge or complaint against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any comparable U.S. or foreign Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 4.14 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Applicable Laws and Orders regarding labor, employment and employment practices (including discrimination, fair labor standards and occupational health and safety, wrongful discharge or violations of the personal rights of employees, former employees or prospective employees, terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices), worker classification, immigration, collective bargaining, and reductions in force (including notice, information and consultation requirements)). Section 4.14 of the Company Disclosure Letter sets forth a true and complete list of all material written notices or, to the Company’s Knowledge, other communications received since January 1, 2017 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or possible violation of the Occupational Safety and Health Act of 1970, as amended, and the rules promulgated thereunder or any other Applicable Law establishing standards of, or otherwise relating to, workplace safety. Since January 1, 2017, the Company and each of its Subsidiaries has promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations of, or against, any employee. With respect to each such allegation the Company deemed to be substantiated, the Company and each of its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment and the Company and its Subsidiaries do not reasonably expect to incur any material Liability with respect to any such allegations.

Section 4.15      Intellectual Property.

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(a)             Section 4.15(a) of the Company Disclosure Letter sets forth, in each case, a true and complete list of all (i) patents and patent applications, (ii) registered copyrights, (iii) Marks and applications for registration of Marks, and (iv) Internet domain name registrations owned by the Company or any of its Subsidiaries that is registered or subject to an application for registration (the foregoing, collectively, the “Company Registered Intellectual Property”) listing, as applicable, (A) the name of the current owner of record, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. The Company or one of its Subsidiaries is the exclusive owner of each item listed on Section 4.15(a) of the Company Disclosure Letter. Each item of Company Registered Intellectual Property is (1) valid and enforceable; and (2) properly recorded with the applicable Governmental Entity as owned by the Company or a Subsidiary, including the correct chain of title for each such item.

(b)            Except as set forth on Section 4.15(b) of the Company Disclosure Letter, no item of Company Registered Intellectual Property is subject to any pending or threatened Order, Proceeding, or any challenges to the validity, enforceability or ownership by the Company or its respective Subsidiary of such item.

(c)             Except as set forth on Section 4.15(c) of the Company Disclosure Letter, the Company and its Subsidiaries own all right, title and interest to, or otherwise have a valid and enforceable right to use all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted; provided, that the foregoing will not be read as a representation of non-infringement of Intellectual Property. All Company Owned IP is owned by the Company or one of its Subsidiaries free and clear of all Liens (except for Permitted Liens).

(d)            Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries and the products of the Company and its Subsidiaries do not infringe, violate or misappropriate, and since January 1, 2017 have not infringed, violated or misappropriated, any Intellectual Property of any Third Party. To the Company’s Knowledge, no Third Party is infringing, violating or misappropriating any Company Owned IP except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. Except as set forth in Section 4.15(d)(i) of the Company Disclosure Letter, there is no pending, or threatened in writing, claim (including any “cease and desist” letters, indemnification claims or invitations to license) that the Company or any Subsidiary or their products have infringed, violated or misappropriated any Intellectual Property of any Third Party. Section 4.15(d)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all written notices received since January 1, 2017 by the Company or any of its Subsidiaries from any Third Party regarding any (i) actual or possible infringement, violation or misappropriation by the Company or its Subsidiaries of any Intellectual Property of any Third Party or (ii) challenge to the validity, enforceability or ownership by the Company or its respective Subsidiary of any Company Owned IP, in each case, that have not since been resolved.

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(e)             Each Company Employee who made any material contribution to the creation or development of any material Company Owned IP has executed a written Contract with the Company or the relevant Subsidiary assigning to the Company or the relevant Subsidiary, to the extent permitted by Applicable Law, all right, title and interest in and to such contributions, including any associated good will in the contributions. Where the Company or any of its Subsidiaries (or any Person on behalf of the Company or any of its Subsidiaries) has authorised, conceived, created, reduced to practice, or developed any Intellectual Property, customized a Company Product or developed or customized any Software for a customer (“Customization”), the Company has taken all steps reasonably necessary to ensure that the Intellectual Property rights in such Customizations vest with the Company or one of its Subsidiaries, including by requiring such customers to assign all rights in such Customization to the Company or one of its Subsidiaries.

(f)             The Company and its Subsidiaries are, and have been, in compliance in all material respects with all Privacy Laws and with their privacy policies that are posted and/or made accessible on the Company’s and its Subsidiaries’ applicable websites (the “Privacy Policies”). Except for disclosures of information required by Applicable Law, or authorized by the individual who is the subject of the Personally Identifiable Information, or as described in any Privacy Policies, the Company and its Subsidiaries have not shared, sold, rented or otherwise made available to any unauthorized Third Party any Personally Identifiable Information.

(g)            Neither the Company nor any of its Subsidiaries has received any written notice, threat of investigation, claim, complaint or other correspondence from any Person alleging non-compliance by the Company or any of its Subsidiaries with any Privacy Laws or Data Security Requirements.

(h)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality of the Company’s and its Subsidiaries’ Trade Secrets and the integrity and security of the Company Systems (and the information stored or contained therein), (ii) commercially reasonable data backup and disaster avoidance and recovery procedures, and (iii) commercially reasonable precautions to ensure that all Company Systems and Company Products are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any bug, virus, malware or programming, design or documentation error or corruption of material defect. The Company Systems are sufficient in all material respects for their immediate and currently-anticipated future needs of the Company and its Subsidiaries.

(i)              Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims pending or threatened in writing against the Company or its Subsidiaries, and no enforcement notices have been served on the Company or any Subsidiary relating to the loss, theft, misuse, or unauthorized access to, disclosure or transfer of the Trade Secrets of the Company and its Subsidiaries or any Personally Identifiable Information in the

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possession or control of the Company or its Subsidiaries. Since January 1, 2017 there have been no (i) material breaches or violations of the security of any of the Company Systems, (ii) unauthorized access to, or loss, theft, misuse, unauthorized disclosure or transfer of, any Trade Secrets or Personally Identifiable Information in the possession or control of the Company or its Subsidiaries, or (iii) failures, breakdowns or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the business of the Company or any of its Subsidiaries.

(j)              Section 4.15(j)(i) of the Company Disclosure Letter sets forth a list of all (i) Company Products and versions thereof, and (ii) Third Party Components, in each case identifying (A) the Company Product and versions thereof associated with such Third Party Component, (B) the Contract granting the Company or its Subsidiaries rights in and to such Third Party Component (including the name and version number of the applicable contract for each such Third Party Component that constitutes Open Source Software) and (C) whether any modification has been made thereto. With respect to any Third Party Component that constitutes Open Source Software, the Company and its Subsidiaries are and have been in material compliance with all applicable licenses with respect thereto. No Software that is a Third Party Component or that is otherwise licensed, disclosed, distributed, or otherwise made available to the Company or any of its Subsidiaries is governed by a Reciprocal License. The Company or one of its Subsidiaries is in possession of the source code and object code for all (x) Company Products and (y) other Software that is reasonably necessary for the use, maintenance, enhancement, development or other exploitation of such Company Products as currently used in, or currently under development for, the businesses of the Company or any of its Subsidiaries. No Person other than the Company or one of its Subsidiaries is in possession of, or has been granted any license or other right with respect to, any source code constituting Company Owned IP. Except as set forth in Section 4.15(j)(ii) of the Company Disclosure Letter, no such source code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, or otherwise grant any right thereto under any circumstance. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any Third Party by the Company or any of its Subsidiaries.

Section 4.16      Property.

(a)             Neither the Company nor any of its Subsidiaries owns any fee title interest in real property.

(b)            Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property

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currently used in the operation of the businesses of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens.

(c)             Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has a good and valid leasehold, license or similar interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively and including all amendments thereto, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Leased Real Property that is material to the Company and its Subsidiaries taken as a whole. A true and complete copy of each of the Company Real Property Leases that is material to the Company and its Subsidiaries taken as a whole has been Made Available to Parent. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Real Property Lease (A) is a valid and binding obligation, enforceable in accordance with its terms, of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any such Company Real Property Lease, (C) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a default under any such Company Real Property Lease and (D) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy a Company Leased Real Property, nor has the Company or any of its Subsidiaries granted any Person any future right to sublease, license or otherwise use or occupy a Company Leased Real Property.

Section 4.17      Insurance. (a) All material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account their respective size, geographic region and the industries in which they operate, (b) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) all premiums and other payments due on such insurance policies have been paid.

Section 4.18      Opinion of Financial Advisor. The special committee of the Company Board has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in

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the preparation thereof as set forth in such opinion, the Merger Consideration to be received by the holders of Shares (other than “Excluded Shares” as defined in such opinion) from Parent in the Merger pursuant to this Agreement is fair to such holders of Shares, from a financial point of view. The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true and complete written copy of said opinion to Parent solely for informational purposes and on a non-reliance basis.

Section 4.19      Material Contracts.

(a)             Section 4.19(a) of the Company Disclosure Letter sets forth a list of all Company Material Contracts as of the date of this Agreement. For the purposes of this Agreement, “Company Material Contract” means each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)              is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)            is with (A) any directors or officers of the Company or any of its Subsidiaries, (B) any Person that, to the Company’s Knowledge, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding Shares, or (C) any Affiliates of the Company (other than Subsidiaries of the Company);

(iii)          (A) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography or impose any other such restriction on Parent or any of its Affiliates), including by granting exclusive rights to any Third Party or (B) contains any “most favored nation”, exclusivity or any similar provision that amounts to a material restriction of the type described in this Section 4.19(a)(iii), in each case, in any material respect;

(iv)          requires or otherwise relates to any future capital expenditures by the Company or any of its Subsidiaries in excess $50,000;

(v)            is a Collective Bargaining Agreement;

(vi)          relates to Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $50,000;

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(vii)        grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(viii)      provides for the acquisition or disposition of any asset (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) or Person or business (in each case, whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company and its Subsidiaries, taken as a whole;

(ix)          relates to any joint venture, partnership or limited liability company agreement or the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of, or any other material rights with respect to, any joint venture, partnership or limited liability company or similar venture, in each case, that is material to the Company and its Subsidiaries, taken as a whole, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(x)            expressly limits or restricts the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Affiliates, or (iii) to grant Liens on the property of the Company or any of its Affiliates;

(xi)          obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

(xii)        was entered into in connection with the settlement of any material Proceeding (including co-existence agreements);

(xiii)      (A) relates to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries (including in-bound licenses and sub-licenses of Intellectual Property, agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) (other than end user license agreements, “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software), (B) pursuant to which the Company or any of its Subsidiaries has licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) any Company Owned IP to a Third Party (except for non-exclusive licenses granted in the ordinary course of business consistent with past practice) or (C) relates to the right of the Company or its Subsidiaries to use or register any material Company Owned IP;

(xiv)       obligates the Company to sell products other than on a purchase order basis and that is material to the Company and its Subsidiaries taken as a whole; and

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(xv)         currently is in effect to which a (A) Top Supplier or (B) Top Customer is a party.

The Company has Made Available to Parent or its Representatives a true and complete copy of each Company Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and material written waivers thereunder).

(b)            Neither the Company nor any Subsidiary of the Company is in breach of or default in any material respect under the terms of any Company Material Contract and, to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or default in any material respect under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any Third Party, that with or without notice or the lapse of time or both would (i) constitute a breach of or default in any material respect by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect except as such enforcement may be subject to the Enforceability Exceptions. As of the date hereof, none of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party to a Company Material Contract has provided or received any written notice or indication of any intention to terminate, not renew or renegotiate in any material respect the terms of any such Company Material Contract.

Section 4.20      Suppliers. Section 4.20 of the Company Disclosure Letter sets forth a true and complete list of the top ten (10) suppliers (the “Top Suppliers”) of purchased materials, ingredients, services (other than professional services), supplies and other goods (measured by dollar volume of purchases from such supplier) by the Company and its Subsidiaries during the fiscal year ended December 31, 2018.

Section 4.21      Customers. Section 4.21 of the Company Disclosure Letter sets forth a true and complete list of the top ten (10) customers (the “Top Customers”) by dollar volume of merchandise sales to such customers by the Company and its Subsidiaries during the fiscal year ended December 31, 2018.

Section 4.22      Transactions with Affiliates. Except with respect to the Company Benefit Plans and as set forth on Section 4.22 of the Company Disclosure Letter, there are no material Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than Contracts strictly between the Company and its Subsidiaries) or their respective directors or officers, on the other hand.

Section 4.23      Finders or Brokers. Except for Stifel, Nicolaus & Company, Incorporated (the “Financial Advisor”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission in connection with or upon

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consummation of the Merger. The Company has Made Available to Parent a true and complete copy of any engagement letters or other Contracts between the Company and the Financial Advisor relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.24      State Takeover Statutes. Assuming the representation of Parent in Section 5.08 is true and correct, the Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements. The Company has not granted any waivers of, or otherwise amended or terminated, any standstill provision or agreement entered into on or prior to the date of this Agreement that remains in effect or would, but for such waiver, amendment or termination, remain in effect.

Section 4.25      No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub contained in Article 5, neither Parent or Merger Sub, or any of their respective Representative or other Person on behalf of Parent or Merger Sub makes or has made any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company or its Representatives or any other Person in connection with the transactions contemplated hereby, and the Company, on its own behalf and on behalf of its Representatives and the Company Related Parties, expressly disclaims reliance on any such representations and warranties.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent that such disclosure is responsive to such other numbered and lettered Section of this Article 5 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Parent Disclosure Letter shall not be construed as an admission of liability under any Applicable Law and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), each of Parent and Merger Sub hereby represents and warrants to the Company that:

Section 5.01      Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be in good standing or in possession of such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction

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in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified, licensed, in good standing or in possession of such Permits would has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02      Corporate Authority Relative to this Agreement; No Violation.

(a)             Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval will be obtained promptly following the execution and delivery of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent, and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b)            Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) the filing with the SEC of the Proxy Statement and any other filings and reports that may be required in connection with this Agreement and the transactions contemplated hereby under the Exchange Act, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement except for any such authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub.

(c)             The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their businesses or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit

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under, or otherwise contravene, any Contract to which Parent or Merger Sub is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens) in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Parent or Merger Sub or (iii) conflict with or violate Applicable Law or any Orders, except, in the case of this clause (iii), for such conflicts or violations as would not reasonably be expected, in individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 5.03      Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of an executive officer of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Support Agreements or the transactions contemplated by this Agreement or the Support Agreements.

Section 5.04      Information Supplied. The information supplied by Parent and Merger Sub in writing expressly for inclusion in the Proxy Statement to be sent to the holders of Company Shares in connection with the Company Stockholders Meeting (including any amendment or supplement thereto or document incorporated by reference therein) shall, on the date the Proxy Statement is first mailed to the holders of Company Shares, at the time of any amendment thereof or supplement thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

Section 5.05      Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission for which the Company may become liable prior to the Effective Time.

Section 5.06      Financing. At the Effective Time, Parent and Merger Sub collectively will have sufficient funds to pay the aggregate Merger Consideration, consideration payable to holders of Company Stock Options pursuant to Section 2.09 and any other amount required to be paid in connection with the consummation of the transaction contemplated by this Agreement and to pay all related fees and expenses of Parent and Merger Sub. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by or to Parent or any Affiliate of Parent be a condition to any of Parent or Merger Sub’s conditions hereunder.

Section 5.07      Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations

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other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.08      Ownership of Shares. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent, Merger Sub nor any of their respective Affiliates own, nominally or beneficially, any Shares.

Section 5.09      Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any Contract with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement, except for the Support Agreements.

Section 5.10      No Other Representations or Warranties. Parent acknowledges and agrees that, except for the representations and warranties of the Company contained in Article 4 and the representations and warranties in the Support Agreements and the Restrictive Covenant Agreements, if any, neither the Company nor any Representative or other Person on behalf of the Company makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub or their respective Representatives or any other Person in connection with the transactions contemplated hereby, and Parent and Merger Sub, on their own behalf and on behalf of their Representatives and the Parent Related Parties, expressly disclaims reliance on any such representations and warranties.

Article 6
COVENANTS

Section 6.01      Conduct of the Company.

(a)             During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (i) required by Applicable Law, or (ii) expressly contemplated or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve substantially intact its business organization and material assets and (B) maintain and preserve satisfactorily its material business relationships with customers, suppliers, distributors and others having material business relationships with the Company or any of its Subsidiaries.

(b)            Without limiting the generality of the foregoing in Section 6.01(a), during the Pre-Closing Period, except (i) as may be required by Applicable Law, (ii) with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed or (iii) as may be expressly contemplated or required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

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(A)           amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (including by merger, consolidation or otherwise), or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B)           split, combine, subdivide or reclassify any of its capital stock;

(C)           amend any term of any Company Security, Company Stock Options or other equity or other equity-based awards or interests (in each case, including by merger, consolidation or otherwise);

(D)           except as set forth in Section 6.01(b)(D) of the Company Disclosure Letter, authorize, make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company (to the extent such dividends would not result in a material Tax Liability to the Company or any Subsidiary of the Company) or (B) the acceptance of Shares as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Stock Options outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

(E)            issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock, Company Stock Options or other equity or other equity-based awards or interests, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock (except for the issuance of Shares upon the exercise of Company Stock Options or the settlement of Company Stock Options outstanding as of the date hereof) or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(F)            adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of Applicable Law on behalf of the

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Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar Applicable Law;

(G)           excluding the Credit Agreement and such fluctuations that occur thereunder in the normal course of business provided that foregoing total Indebtedness shall not exceed $2,850,000 in the aggregate, incur, assume, issue, modify, renew, syndicate, prepay, refinance, guarantee or otherwise become liable for any long-term or short-term Indebtedness, or enter into any swap, cap, floor, collar, future contract, forward contract, option or any other derivative financial instrument, or hedging or off balance sheet financing arrangements;

(H)           except under the Credit Agreement, create or incur any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

(I)              make any loan or advance to, or forgive any loan to, any other Person or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, other than the making of any loans or advances by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(J)             (i) sell, transfer, mortgage, encumber or otherwise dispose of, abandon, fail to maintain or encumber any of its material tangible properties or assets to any Person other than to the Company or a wholly-owned Subsidiary of the Company or (ii) cancel, release or assign any Indebtedness of any such Person owed to it or any claims held by it against any such Person;

(K)           (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets or properties of any other Person or (ii) make any investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers, purchase of property or assets of any Person, other than a wholly owned Subsidiary of the Company;

(L)            make any capital expenditures in excess of $50,000 in the aggregate;

(M)          except in the ordinary course of business consistent with past practice, (A) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Company Material Contract or material (with respect to the Company and its Subsidiaries, taken as a whole) Company Real Property Lease or any

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Contract that would constitute a Company Material Contract or a material (with respect to the Company and its Subsidiaries, taken as a whole) Company Real Property Lease if in effect as of the date of this Agreement (including any buyout of such Contract) or (B) enter into any Contract that would constitute a Company Material Contract or a material Company Real Property Lease if in effect as of the date of this Agreement;

(N)           enter into any Contract that would impose any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, or any other provision that materially restricts the conduct of any line of business or activities in connection with any product line of the Company or any of its Affiliates (or that following the Closing will restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography or impose any other restriction on Parent or any of its affiliates);

(O)           except in the ordinary course of business consistent with past practice, renew or amend any distribution, sales agency or similar Contract;

(P)            except as set forth in this Agreement, required by Applicable Law or required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan or any benefit or compensation plan, program, policy, agreement, or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase in any manner the compensation (including severance, equity, change-in-control and retention compensation) or benefits (x) of any Company Employee with an annual base compensation of greater than or equal to $150,000 or (y) of any Company Employee with an annual base compensation of less than $150,000, except for increases in salaries, compensation and wages in the ordinary course of business consistent with past practice; provided, that in no case shall the total aggregate compensation and benefits for such Company Employees increase by more than five percent (5%), (iii) except as set forth on Section 6.01(b)(P) of the Company Disclosure Letter, pay or award, or commit to pay or award, any bonuses or incentive compensation (excluding commissions or sales success based compensation in accordance with any Company Benefit Plan in effect on the date hereof and Made Available to Parent), (iv) fund any rabbi trust or similar arrangement or otherwise accelerate (or take any action to accelerate) the time of funding, vesting or payment of any compensation or benefits under any Company Benefit Plan, (v) enter into any employment, consulting, deferred compensation, severance, retention, change of control or similar agreement or arrangement with any Company Employee, (vi) except as set forth on Section 6.01(b)(P) of the Company Disclosure Letter, hire a new Company Employee or (vii) except as set forth on Section 6.01(b)(P) of the Company Disclosure Letter, promote or terminate the employment or services of

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(other than for cause) any Company Employees with an annual base compensation of greater than or equal to $50,000;

(Q)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(R)           recognize labor union, trade union, works council, or other labor organization as the bargaining representative of any Company Employees;

(S)            except as set forth on Section 6.01(b)(S) of the Company Disclosure Letter, commence, settle, pay, discharge, satisfy or compromise any dispute, investigation or Proceeding, except for (i) settlements, compromises, payments or discharges that (A) involve monetary remedies with a value not in excess of $10,000, with respect to any individual dispute, investigation or Proceeding, or $50,000, in the aggregate, (B) do not impose any restriction on its assets, properties or business or the assets, properties or business of its Subsidiaries, and (C) do not relate to any Company Stockholder Litigation (the settlement or compromise of which shall be governed exclusively by Section 6.12), and (ii) the commencement of any Proceeding that is in the ordinary course of business consistent with past practice;

(T)            (i) make, change or revoke any material Tax election, (ii) adopt or change any Tax accounting method or change any annual Tax accounting period, (iii) file any amended income or other material Tax Return or surrender any claim for a material Tax refund, (iv) enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Applicable Law), (v) request any Tax ruling or special Tax incentive from any Governmental Entity, (vi) settle, compromise or abandon any Proceeding, audit or examination in respect of material Taxes or material Tax matters, (vii) extend or waive the statute of limitations period applicable to any material Tax or Tax Return or (viii) take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(U)           cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or permit to lapse any Company Owned IP that is material to the Company and its Subsidiaries;

(V)           sell, assign, transfer, grant a Lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any Company Owned IP (other than the grant of non-exclusive licenses to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business consistent with past practice);

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(W)         except as set forth on Section 6.01(b)(W) of the Company Disclosure Letter, enter into any transaction with (i) any stockholder that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding Shares, or (ii) any director, officer or employee of the Company or any of its Subsidiaries;

(X)           amend any engagement letter between the Company and the Financial Advisor, or enter into a new engagement letter relating to the transactions contemplated by this Agreement with any such financial advisor;

(Y)           enter into any new line of business that would be material to the Company and its Subsidiaries, taken as whole, outside of the business being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof, other than in the ordinary course of business consistent with past practice; or

(Z)            authorize, resolve, agree to take (by Contract or otherwise), or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to this Section 6.01(b).

Section 6.02      Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, it shall not, and shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a Third Party) that would, or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 6.03      No Control of Other Party’s Business. Without in any way limiting any party’s rights or obligations under this Agreement (including Section 6.01 and Section 6.02), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.04      Non-Solicitation; Acquisition Proposals.

(a)             Except as expressly permitted by this Section 6.04, during the Pre-Closing Period, the Company shall not, and shall cause its Affiliates and its and their directors, officers and employees, and shall direct and otherwise use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (i) initiate, support, solicit, or knowingly take any action to encourage, or knowingly take any action

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or inaction to facilitate the submission or making of, any Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.04, participate or engage in negotiations or discussions, or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to any Acquisition Proposal or Acquisition Transaction, (iii) enter into any Contract or other agreement (binding or non-binding, preliminary or definitive) relating to any Acquisition Proposal or Acquisition Transaction, (iv) enter into any Contract or other agreement to reimburse any Third Party for costs, expenses or other Liabilities incurred in connection with making (or evaluating for the purpose of making) a potential Acquisition Proposal or Acquisition Transaction or (v) enter into any agreement that would prevent the Company from complying with any provision of this Section 6.04. From and after the execution and delivery of this Agreement, the Company shall, and shall cause its Affiliates and its and their directors, officers and employees, and shall direct its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to such Person making (or evaluating for the purpose of making) any Acquisition Proposal or Acquisition Transaction, (B) terminate access by any Third Party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with such Person making (or evaluating for the purpose of making) any Acquisition Proposal or engaging in a potential Acquisition Transaction, (C) request the prompt return or destruction of all information provided to any Third Party in connection with such Third Party making (or evaluating for the purpose of making) any Acquisition Proposal or any potential Acquisition Transaction and (D) promptly enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction, including any standstill provisions contained therein. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.04.

(b)            Notwithstanding anything to the contrary in Section 6.04(a), if prior to obtaining the Requisite Company Stockholder Approval, the Company receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.04), the Company, the Company Board and its Representatives may, subject to compliance with this Section 6.04(b), engage in negotiations or discussions with, otherwise contact, or furnish any confidential information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to or result in, a Superior Proposal and that failure to take such actions would be inconsistent with its fiduciary duties under Applicable Law; provided, that (i) prior to providing access to or furnishing any such information, the Company (A) receives from such Third Party an executed Acceptable Confidentiality Agreement or (B) if such Third Party is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement, amends such existing agreement so that it is an Acceptable Confidentiality Agreement, (ii) any such information or access so furnished has been previously provided to Parent or is provided (including through the Data Room) to Parent concurrently with it being so furnished to such Third Party and (iii) the Company

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shall give Parent written notice of such determination promptly after the Company Board makes such determination (and in no event later than twenty-four (24) hours after such determination).

(c)             Except as otherwise provided in Section 6.04(d), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation or provision in the Organizational Documents of the Company, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal or Acquisition Transaction or any material amendment of such Acquisition Proposal or Acquisition Transaction, (E) approve, adopt or recommend any Acquisition Proposal or Acquisition Transaction, or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Acquisition Transaction or (F) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Acquisition Proposal (other than in the case of an Acquisition Proposal in the form of a tender offer or exchange offer covered by clause (D)) that has not been withdrawn (any action described in this clause (i) is referred to herein as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract or other agreement (binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement as permitted by Section 6.04(b), with a Third Party constituting or relating to, or that is intended to or would reasonably be expected to lead to or result in, any Acquisition Proposal or Acquisition Transaction (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”). Notwithstanding this Section 6.04(c), at any time prior to the receipt of the Requisite Company Stockholder Approval by the Company, in the event a material development or material change in circumstances (other than relating to an Acquisition Proposal, Acquisition Transaction or Superior Proposal, and provided, that, in no event shall any of the following events constitute a material development or a material change in circumstances for the purpose of this Section 6.04(c): (1) any change, in and of itself, in the trading price or trading volume of the Shares, or any change in credit ratings or ratings outlook, in and of itself, for the Company or any of its Subsidiaries (but not including, in each case, the underlying causes thereof); (2) the fact, in and of itself, that the Company exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement and did not result from a breach of this Agreement by the Company, the Company Board may make a Change in Recommendation if and only if the Company

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Board determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under Applicable Law; provided, that the Company shall have provided Parent three (3) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action and:

(i)              during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed and otherwise used its reasonable best efforts to cause its and their other Representatives, including its outside legal counsel and outside financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding improvements to the terms of this Agreement or any other proposal; and

(ii)            the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed or other proposals made, in each case to the extent binding, irrevocable and in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., Eastern time, on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside financial advisors) that the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under Applicable Law.

(d)            Subject to Section 6.04(e), at any time prior to the receipt of the Requisite Company Stockholder Approval by the Company, if, in response to an unsolicited, written bona fide Acquisition Proposal made after the date of this Agreement (which such proposal is not withdrawn) that did not result from a material breach of this Section 6.04, the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) that continuing to recommend this Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under Applicable Law, the Company may make a Change in Recommendation.

(e)             Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Change in Recommendation, unless (x) the Company shall have provided to Parent three (3) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Third Party who has made such Superior Proposal) and provided Parent with a copy of the relevant proposed transaction agreement or the latest draft thereof or, if no such agreement exists, a written summary of the material terms and conditions of such Superior Proposal and (y):

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(i)              during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and directed its and their Representatives, including its outside legal counsel and outside financial advisor, to have engaged in good faith negotiations with Parent and its Representatives) regarding improvements to the terms of this Agreement or any other proposal intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)            the Company shall have considered any Proposed Changed Terms proposed by Parent no later than 11:59 p.m., Eastern time, on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside financial advisors) that (x) the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect and (y) the failure to approve such Superior Proposal would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under Applicable Law.

The parties acknowledge and agree that, (A) if Parent, within three (3) Business Days following its receipt of a Superior Proposal Notice, makes Proposed Changed Terms that, as determined in good faith by the Company Board (after consultation with its outside counsel and outside financial advisors), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to make a Change in Recommendation, and (B) any (1) revisions to the financial terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and comply with this Section 6.04(e) and a new two (2) Business Day period (in lieu of a three (3) Business Day period) shall commence thereafter.

(f)             From and after the execution and delivery of this Agreement, the Company shall promptly (and in any event within one (1) Business Day following the time of receipt) advise Parent in writing in the event that (i) it or any of its Subsidiaries, any of its or its Subsidiaries’ officers, directors or employees or, to the Company’s Knowledge, any of its or its Subsidiaries’ Representatives receives any bona fide Acquisition Proposal, and in connection with such notice, provide to Parent a summary of the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal and copies of any material documentation) of any such Acquisition Proposal, (ii) any determination by the Company Board pursuant to Section 6.04(b) or (iii) a summary of any material changes to the terms of any such Acquisition Proposal.

(g)            Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position or disclosing any information reasonably required under Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to make such disclosure would be inconsistent with its fiduciary duties under

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applicable Law (it being agreed that this clause (ii) shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement); provided, that in no event shall the Company or the Company Board make a Change in Recommendation except as provided in Section 6.04(c) or Section 6.04(e); it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Recommendation.

Section 6.05      Access to Information.

(a)             Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries, and use its reasonable best efforts to cause the other Representatives to) afford Parent’s authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to senior company employees, Representatives, properties, books, Contracts and records (including true, correct and complete copies of Tax Returns and other records relating to Taxes) and shall furnish Parent and Merger Sub all financial (including management accounts), operating and other data and information, in each case, in the Company’s possession as Parent and Merger Sub through their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to provide any such access which would, in the reasonable judgment of the Company counsel, (i) violate any Applicable Law, or (ii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of the Company’s Subsidiaries (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (i) or clause (ii) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law). All requests for access or information made pursuant to this Section 6.05 shall be directed to an executive officer or other Person designated by the Company.

(b)            Until the Effective Time, the information provided pursuant to this Section 6.05 shall remain subject to the Confidentiality Agreement.

Section 6.06      Notice of Certain Events. During the Pre-Closing Period, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, in writing of:

(a)             any notice or other communication received by such party from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent;

(b)            any notice or other substantive communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby, if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; and

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(c)             any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 6.06(c) shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied; provided, however, that that no notification given pursuant to this Section 6.06 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s, Merger Sub’s or the Company’s reliance on the representations, warranties, covenants and agreements made by the Company, or Parent and Merger Sub, in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.

Section 6.07      State Takeover Laws. If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transactions contemplated hereby, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08      Stock Exchange Delisting; Director Resignations.

(a)             Prior to the Closing Date, the parties shall cooperate and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of the OTC to cause the Shares to cease to be quoted on the OTC by the Surviving Corporation and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred at or prior to the Effective Time).

(b)            At or prior to the Closing Date, the Company shall deliver to Parent written resignations (in form and substance reasonably acceptable to Parent) of those managers, directors and officers of each Subsidiary of Company.

Section 6.09      Director and Officer Liability.

(a)             For six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.09(a), the Surviving Corporation shall not be obligated to pay an aggregate amount in excess of 300% of the annual premium paid as of the date hereof by

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the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained, in the Surviving Corporation’s good faith judgment, policies of insurance that provide the maximum coverage available at a premium equal to the Premium Cap. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time or by the Surviving Corporation at or after the Effective Time, which policies provide each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable in any material respect than those of such policy in effect on the date of this Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated hereby, provided, however, that the amount paid for such prepaid policies shall not exceed the Premium Cap without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If requested by Parent, the Company shall cooperate with Parent to obtain such tail or runoff policies as of the Effective Time.

(b)            From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement Made Available to Parent that is in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any of the Company’s Subsidiaries and (ii) any provisions relating to indemnification, advancement of expenses and exculpation set forth in the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement, which provisions the Surviving Corporation shall maintain (or cause to be maintained) in effect for a period of six (6) years following the Effective Time.

(c)             From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former director, officer or manager of the Company and its Subsidiaries (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Proceeding (whether as a party or otherwise required or requested to provide documents, testimony or the like), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time by virtue of the fact that such Person is or was an Indemnified Party, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any Subsidiary would have been permitted under Delaware Law and its Organizational Documents in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any such Proceeding, including any expenses incurred in successfully enforcing such Indemnified Party’s rights under this Section 6.09; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification pursuant to this

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Section 6.09 or Applicable Law). In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld), (y) the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such matter and (z) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification has been sought by such Indemnified Party hereunder without the prior written consent of Parent or the Surviving Corporation (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 6.09, upon learning of any such Proceeding, shall promptly notify Parent thereof; provided that the failure to provide such notice shall not limit, eliminate or abrogate the obligations of Parent or the Surviving Corporation except to the extent Parent or the Surviving Corporation is materially prejudiced by the failure of such notice.

(d)            The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not prior to or in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees.

(e)             In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or effects a division or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall procure that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.09.

Section 6.10      Efforts.

(a)             Except as otherwise provided herein the Company and Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under Applicable Law to consummate the Merger, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii)

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the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the Company shall not be required or permitted to pay (and, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or its Subsidiaries shall pay or agree to pay), and Parent shall not be obligated to pay or permit or agree to the Company paying, any material cash consideration to any Third Party from whom consent or approval is required and the Company shall not be required or permitted to modify or enter into any Contract or Company Real Property Lease or limit or dispose of any non-cash rights, assets or properties, and Parent shall not be obligated to permit or agree to the Company’s modification or entrance into any Contract or Company Real Property Lease or, on behalf of itself or any of its pre-Closing Affiliates, modify or enter into any agreement or limit or dispose of any non-cash rights, assets or properties, in each case pursuant to this Section 6.10(a) or any provision that cross-references the proviso to this Section 6.10(a). Parent shall have the right to control the strategy, tactics and other aspects of obtaining clearances under Applicable Laws or consents of Third Parties.

(b)            In furtherance and not in limitation of the undertakings pursuant to this Section 6.10, each of Parent and the Company, as applicable, shall (i) promptly prepare and file any filings or notifications and related material that are necessary or proper to permit consummation of the Merger and (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ, FTC or any other Governmental Entity with respect to the transactions contemplated hereby.

(c)             Subject to Applicable Law relating to the exchange of information and the last sentence of Section 6.10(a), the Company and Parent and their respective Subsidiaries, Affiliates and counsel shall (i) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to Proceedings under the Antitrust Laws) with a Governmental Entity in connection with the transactions contemplated hereby, (ii) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, any Governmental Entity in connection with the transactions contemplated hereby and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated hereby and (iv) agree not to extend any waiting period or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other party not to be unreasonably withheld or delayed. The Company and Parent and their respective Subsidiaries and Affiliates shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. The parties may designate any competitively sensitive materials provided to the other under

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this Section 6.10(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. This Section 6.10(c) shall not apply in respect of Taxes.

(d)            Notwithstanding anything else contained herein, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of (A) any of the respective Affiliates of the Company or Parent or (B) any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Parent, the Company or any of their respective Affiliates, prior to, contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser must be identified or approved prior to the Closing (a “Divestiture”), (ii) to take any other actions that may limit Parent’s, its Affiliates’, the Company’s or its Affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights (a “Restraint”) or (iii) to enter into any Order, consent decree or other agreement to effectuate a Divestiture or Restraint.

Section 6.11      Company Existing Indebtedness; Transaction Expenses.

(a)             Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, if requested by Parent, cause the agent under the Credit Agreement to deliver the Payoff Letter and any other documents reasonably requested by Parent in connection with Parent’s payment of any amount due and payable under the Credit Agreement to evidence the discharge of such Indebtedness and the release of any associated Encumbrances and/or guarantee or other surety, provided that the Company provide drafts of the Payoff Letter and other such documents to Parent no later than ten (10) Business Days prior to the Closing Date and shall use its reasonable best efforts to ensure that any reasonable comments provided to it by Parent within two (2) Business Days of receipt are incorporated into the executed version of such Payoff Letter and other such documents.

(b)            The Company will cause the aggregate fees, expenses, commissions, premiums and other similar expenses or obligations payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement but to be paid by Parent at Closing (including fees payable to the Company’s legal, financial, accounting and other advisors), together with any transaction or other bonuses payable to directors, officer, managers or employees of the Company and its Subsidiaries, not to exceed $3,300,000 in the aggregate (the “Cap”); provided, that, this Agreement and the transactions contemplated hereby have been approved by the Boards of Directors of Parent and Merger Sub on or before October 8, 2019, and further provided, that, if the Closing has not occurred on or before December 31, 2019, the parties, acting reasonably, shall increase the amount of the Cap to an amount which is reasonable given the status of the transaction contemplated under this Agreement as of December 31, 2019.

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Section 6.12   Company Stockholder Litigation. The Company shall promptly (and in any event within two (2) Business Days) following its being formally notified of the same notify Parent in writing of, and shall keep Parent apprised with respect to any Company Stockholder Litigation. Notwithstanding anything to the contrary, the Company shall consult with Parent in connection with the defense or settlement of any Company Stockholder Litigation, shall consider in good faith Parent’s advice with respect to such Company Stockholder Litigation, shall give Parent the opportunity to participate, at Parent’s expense, the defense and settlement of such Company Stockholder Litigation, and no full or partial settlement of any Company Stockholder Litigation shall be agreed to by the Company or any of its Subsidiaries without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed).

Section 6.13      Public Announcements. The initial press release regarding the Merger shall be a joint press release and, except for any press release or public statement made in connection with a Change in Recommendation as permitted by the Agreement, thereafter Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith. Notwithstanding the foregoing, Parent or Company may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on its business and its financial projections, including on its periodic earnings calls, so long as such comments are consistent with the information contained in the press releases (or other communications) previously issued and agreed upon by the parties.

Section 6.14      Section 16 Matters. Prior to the Effective Time, the Company shall (and shall be permitted to) take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.15      Employment Matters.

(a)             Until June 30, 2020 (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation) and subject to Applicable Law (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide the Continuing Company Employees with employee benefits (excluding severance, deferred compensation, equity or equity-based compensation, defined benefit pension, nonqualified deferred compensation, and post-termination or retiree health or welfare benefits) that, in the aggregate, are substantially

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comparable to the employee benefits (excluding severance, deferred compensation, equity or equity-based compensation, defined benefit pension, nonqualified deferred compensation, and post-termination or retiree health or welfare benefits) (x) provided to similarly situated employees of Parent or one of its Subsidiaries or to such Continuing Company Employees under the Company Benefit Plans as in effect immediately prior to the Effective Time or (y) provided to similarly situated employees of Parent. For the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation to provide to each Continuing Company Employee at least the same level of hourly salary or base wages and annual target cash bonus opportunity as provided to such Continuing Company Employee immediately prior to the Effective Time.

(b)            Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans (other than equity or equity-based compensation, defined benefit pension, nonqualified deferred compensation, and post-termination or retiree health or welfare benefit plans or arrangements) sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Company Employees are eligible to participate during the Continuation Period (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and, solely for purposes of any vacation and severance benefits, levels of benefits under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any plan that provides retiree or post-termination health or welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-service pension plan benefits, (iii) operate to duplicate any benefits or compensation of a Continuing Company Employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year during the Continuation Period in which such Continuing Company Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Company Employee participated immediately prior to the Effective Time, and (B) credit each Continuing Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Company Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Company Employee is first eligible to participate in such Post-Closing Plan during the Continuation Period) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information

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being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its Post-Closing Plans.

(c)             If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such other action as is necessary to cease contributions to and to terminate the Company Benefit Plan that is a 401(k) plan (the “Company 401(k) Plan”), effective as of the Business Day prior to the Closing Date, in accordance with the terms of such Company Benefit Plan and in compliance with the requirements of Applicable Law. To the extent the Company 401(k) Plan is terminated pursuant to Parent’s request, the Continuing Company Employees shall be eligible to participate in a Post-Closing Plan that is a 401(k) plan as soon as reasonably practicable following the Closing Date.

(d)            The Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any Company Employees if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

(e)             Nothing in this Agreement shall confer upon any Company Employee or other service provider or other Person any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the employment or services of any Company Employee or other Person at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, terminate or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit or compensation plan, program, policy or Contract maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, policy or Contract at any time assumed, established, sponsored or maintained by any of them. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.15 shall create any rights or remedies, including any Third Party beneficiary rights, in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof) or any Person other than the parties to this Agreement.

Section 6.16      Support Agreements. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend or otherwise modify or agree to amend or otherwise modify, the Support Agreements or any other contract between Parent or any of its Subsidiaries, on the one hand, and the stockholders of the Company,

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on the other hand, or (b) enter into, or agree to enter into, any contract between Parent or any of its Subsidiaries, on the one hand, and the stockholders of the Company, on the other hand.

Section 6.17      Preparation of the Proxy Statement; Company Stockholder Meeting.

(a)             As soon as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC. The Company shall use its reasonable best efforts to make such filing no later than fifteen (15) days following the date of this Agreement, and in any event such filing shall be made no later than twenty (20) days following the date of this Agreement. Subject to Section 6.04 and 6.17(c), the Company Board shall make the Company Board Recommendation to the holders of Company Shares and shall include such recommendation in the Proxy Statement and shall use reasonable best efforts to solicit and secure the Requisite Company Stockholder Approval. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Parent promptly in writing upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall (and Parent shall assist and cooperate with the Company to) promptly respond to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments. To the extent required by Applicable Law, the Company shall promptly file and disseminate to the Company stockholders any supplement or amendment to the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the holders of Company Shares, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b)            The Company shall take all necessary actions to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Requisite Company Stockholder Approval (the “Company Stockholders Meeting”) as promptly as reasonably practicable, and in any event within forty-five (45) days following the date the Proxy Statement is declared effective. The Company Stockholders Meeting and the record date therefor shall be set in consultation with Parent. The Company shall not postpone or adjourn the Company Stockholders Meeting except to the extent any such postponement or adjournment is (i) required by Law or a court or other Governmental Entity of competent jurisdiction in connection with any Proceedings in connection with this Agreement or the Transactions or has been requested by the SEC or its staff or (ii) requested by Parent (in

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Parent’s reasonable discretion after consultation with the Company) to permit additional time to solicit the Requisite Company Stockholder Approval. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub.

(c)             If the Company Board shall have effected a Change in Recommendation prior to such time as the Requisite Company Stockholder Approval is obtained and Parent does not terminate this Agreement pursuant to Section 8.01(c)(ii), then, within five (5) Business Days after such Change in Recommendation, Parent shall have the right to request a Company Stockholders Meeting by written notice to the Company (a “Company Meeting Election” and, such notice, the “Election Notice”) and, if so requested by Parent within such five (5) Business Day period, the Company shall (i) cooperate with Parent to either (A) amend the Proxy Statement as promptly as practicable following the receipt of such Election Notice if the Company Board shall have effected a Change in Recommendation prior to such time that the Proxy Statement is declared effective or (B) file a post-effective amendment to the Proxy Statement as promptly as practicable following the receipt of such notice if the Company Board shall have effected a Change in Recommendation at or after such time that the Proxy Statement is declared effective, and (ii) shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as reasonably practicable after the Proxy Statement is declared effective or as soon as reasonably practicable after the post-effective amendment is effective, as applicable (and, in any event, within forty-five (45) Business Days thereafter), for the purpose of obtaining the Requisite Company Stockholder Approval required in connection with this Agreement and the Merger and, if so desired by Parent (acting reasonably), upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve the adoption of a merger agreement. The Company shall not postpone the Company Meeting except to the extent required by Applicable Law or in accordance with the remaining provisions of this Section 6.17(c). The Company agrees to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Company Meeting). Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the time for which the Company Meeting was originally scheduled (as set forth in the Proxy Statement) (the “Original Company Meeting Date”), (A) the Company has not received proxies representing the Requisite Company Stockholder Approval, whether or not a quorum is present, or (B) there are insufficient Shares represented (either in person or by proxy) and voting to approve the Merger, to constitute a quorum necessary to conduct the business of the Company Meeting, the Company may, or, if Parent so requests, shall, postpone or adjourn the Company Meeting; provided that the Company shall only be required to adjourn or postpone the Company Meeting one (1) time. In the event of any postponement or adjournment of the Company Meeting pursuant to this Section 6.17(c), Parent has the sole discretion to set the date for the postponement or adjournment of the Company Meeting; provided that the Company Meeting shall not be postponed or adjourned by more than ten (10) business days from the Original Company Meeting Date. If the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Company Stockholder Approval shall not have been obtained, either Parent or the Company shall have the right to terminate this Agreement pursuant to Section 8.01(b)(iii). For the avoidance of doubt, if Parent has made

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a Company Meeting Election, but subject to the Company’s right or Parent’s right to request the Company to adjourn or postpone the Company Meeting permitted in this Section 6.17(c), unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company for approval at the Company Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 6.18      FIRPTA Certificate. On the Closing Date, the Company shall deliver to Parent a duly executed certificate from the Company, dated as of the Closing Date, complying with the provisions of Treasury Regulations Sections 1.1445-2(c)(3), together with evidence reasonably satisfactory to Parent that the Company has provided notice to the IRS in accordance with the provisions of Treasury Regulations Sections 1.897-2(h)(2).

Article 7
CONDITIONS TO THE MERGER

Section 7.01      Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by Applicable Law, waiver by such party of, as of the Closing, of the following conditions:

(a)             Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained in accordance with the DGCL; and

(b)            No Injunction. No court of competent jurisdiction or any Governmental Entity having jurisdiction over any party hereto shall have issued any Order, nor shall there be in effect any Applicable Law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited.

Section 7.02      Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of each of the following conditions:

(a)             Representations and Warranties. Each of the representations and warranties of the Company (i) contained in Section 4.02 (Capital Stock and Indebtedness) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (ii) contained in Section 4.01(a) (Organization), Section 4.03(a) (Corporate Authority; No Violation; Voting Requirements), Section 4.18 (Opinion of Financial Advisor), Section 4.23 (Finders or Brokers), and Section 4.24 (State Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (iii) contained in Section 4.10(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iv) contained in Article 4 (other than the representations and warranties listed in clause (i), (ii) or (iii)

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above), without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)            Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c)             No Material Adverse Effect. Since the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d)            Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (a), (b) and (c) of this Section 7.02.

Section 7.03      Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing each of the following conditions:

(a)             Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, except for any failure of such representations and warranties to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case, as of the date of the Closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b)            Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to Closing; and

(c)             Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in clauses (a) and (b) of this Section 7.03.

Article 8
TERMINATION

Section 8.01      Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub), whether before or after receipt of the Requisite Company Shareholder Approval (except as otherwise expressly noted):

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(a)             by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)              the Closing shall not have occurred at or before 5:00 P.M. (New York City time) on January 31, 2020 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the breach in any material respect by such party of its representations and warranties set forth in this Agreement or the failure in any material respect of such party to perform any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the transactions contemplated by this Agreement as required by and subject to the terms and conditions of this Agreement, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)            any court of competent jurisdiction or any Governmental Entity shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited; or

(iii)          the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)             by Parent:

(i)              prior to receipt of the Requisite Company Stockholder Approval, if the Company shall have breached any provision of Section 6.04 or Section 6.17 (provided that, for purposes of this Section 8.01(c)(i), a breach by any Representative of the Company of Section 6.04(a) (assuming each such Representative was bound to such covenant in the same manner as the Company as a direct party thereto) shall be deemed to be a breach of the Company);

(ii)            prior to receipt of the Requisite Company Stockholder Approval, if the Company Board shall have effected a Change in Recommendation; or

(iii)          if the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (B) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such

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termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of its representations or warranties, or then materially failing to perform its covenants, obligations or agreements contained in this Agreement such that the Company shall be entitled to terminate this Agreement pursuant to Section 8.01(d); or

(d)            by the Company if Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied, and (B) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of its representations or warranties, or then materially failing to perform its covenants, obligations or agreements contained in this Agreement such that Parent shall be entitled to terminate this Agreement pursuant to Section 8.01(c)(iii).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected and the basis for such termination.

Section 8.02      Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party to each other party hereto, other than the obligation of the Company, if applicable, to pay the Company Termination Fee and the obligation of Parent, if applicable, to pay the Parent Termination Fee; provided, that, that the provisions of this Section 8.02, Section 8.03 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that, subject to Section 8.03(f), nothing herein shall relieve any party hereto from any liability (including any monetary damages or other appropriate remedy) for any fraud or Willful and Intentional Breach of this Agreement prior to such termination.

Section 8.03      Termination Payments.

(a)             In the event that (i) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company Board or directly to the Company’s stockholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to the Company and shall not have been publicly and irrevocably withdrawn at least four (4) days prior to the Company Stockholders Meeting (or any adjournment or postponement thereof), (ii) thereafter this Agreement is terminated by (x) Parent pursuant to Section 8.01(c)(iii) or (y) either Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), and (iii) prior to that date that is twelve (12) months after the date of such termination, the

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Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, by wire transfer of same day funds, an amount in cash equal to the sum of $2,569,746 (such amount, the “Company Termination Fee”).

(b)            In the event that this Agreement is terminated by Parent pursuant to Section 8.01(c)(i) or Section 8.01(c)(ii), then the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, by wire transfer of same day funds, the Company Termination Fee as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) Business Days thereafter).

(c)             In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.01(d) or (ii) by the Company or Parent pursuant to Section 8.01(b)(i)and the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(d) but for such termination pursuant to Section 8.01(b)(i), the Parent shall pay, or cause to be paid, to the Company or the Company’s designee(s), as the case may be, by wire transfer of same day funds, an amount in cash equal to the sum of $2,936,852 (such amount, the “Parent Termination Fee”) as promptly as reasonably practicable after the date of termination (and, in any event, within three (3) Business Days thereafter).

(d)            For the avoidance of doubt, any payment made by the Company or Parent under this Section 8.03 shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof. Subject to the proviso set forth in Section 8.02, notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable by each of Parent and the Company to the other party under this Section 8.03 shall be equal to the Parent Termination Fee or the Company Termination Fee (respectively), it being understood that such fees shall constitute liquidated damages and not a penalty and, in the event of a termination of this Agreement under circumstances where such a fee is payable, receipt of the Company Termination Fee or Parent Termination Fee (as applicable) shall be the sole and exclusive remedy for damages against the paying party for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the transactions contemplated hereby to be consummated, subject to the proviso set forth in Section 8.02.

(e)             Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and the transactions contemplated hereby and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if either of the Company or Parent fails to pay when due any amount under this Section 8.03 or any portion thereof and, in order to obtain such payment, the other Party commences a suit which results in an Order against the other Party, for such amounts or any portion thereof, the other Party shall pay to such Party their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount

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due (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(f)             Notwithstanding anything else to the contrary, Parent and Merger Sub shall only be responsible for the Parent Termination Fee or damages for a Willful and Intentional Breach if (A) a court has first declined (in a final, non-appealable order) to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to Section 9.09 of this Agreement and (y) thereafter Parent, within fourteen (14) days following such order, is not willing to consummate a merger on the same terms and conditions as set forth in this Agreement (it being understood that if Parent is so willing to consummate a merger on the same terms and conditions as set forth in this Agreement, no damages shall be payable and the only remedies of the Company shall be to consummate such merger on the same terms and conditions as set forth in this Agreement.

Article 9
MISCELLANEOUS

Section 9.01      Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent or Merger Sub, to:

IFS Americas, Inc.
c/o IFS AB
Lindhagensgatan 116
SE-112 51 Stockholm
Sweden
Attention:	Jesper Alwall, Group General Counsel
Email:	jesper.alwall@ifsworld.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis International LLP
30 St Mary Axe
London EC3A 8AF
United Kingdom
Attention:	Roger Johnson Aneeq Durrani
Email:	roger.johnson@kirkland.com aneeq.durrani@kirkland.com

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if to the Company, to:

Astea International Inc.
240 Gibraltar Road
Horsham, PA 19044
Attention:	Zack Bergreen, Chief Executive Officer and Chairman, and the Board of Directors
Email:	zack@astea.com

with a copy to:

Eckert Seamans Cherin & Mellott, LLC
50 South 16th Street, 22nd Floor
Two Liberty Place
Philadelphia, PA 19102
Attention:	John Pauciulo
Email:	jpauciulo@eckertseamans.com

Section 9.02      Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants or agreements shall survive until fully performed.

Section 9.03      Amendments, Modification and Waivers.

(a)             At any time prior to the Effective Time, any provision of this Agreement may be amended, modified or waived in any and all respect, whether before or after receipt of the Requisite Company Stockholder Approval, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Requisite Company Stockholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)            Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

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Section 9.04   Costs; Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expense.

Section 9.05      Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties and any purported assignment in violation of this Section 9.05 shall be null and void; provided that, Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any of their respective Affiliates, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement, except for (i) from and after the Effective Time, the right of the holders of Shares and the holders of the Company Stock Options to receive the consideration therefor under Section 2.07 in accordance with the terms of this Agreement, (ii) the provisions of Section 6.09, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, and (ii) the provisions of Section 9.15, which shall inure to the benefit of the Company Related Parties and the Parent Related Parties.

Section 9.06      Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 9.07      Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

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Section 9.08   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09      Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity, including monetary damages, except as limited by the terms of this Agreement) to injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10      Severability. Other than with respect to Section 8.03, which are integral parts of this Agreement, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.11      Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Letter and the Parent Disclosure Letter and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12      Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and

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is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.13      Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, no Parent Related Party or Company Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to any party hereto under this Agreement and no personal liability under this Agreement shall attach to, any Parent Related Party or Company Related Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Persons that are expressly named as parties hereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. This Section 9.15 shall not impair, limit or affect any claims or causes of action related to the Support Agreements and the Restrictive Covenant Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

IFS AMERICAS, INC.

By:	/s/ Fredrik vom Hofe

Name: Fredrik vom Hofe

Title: Authorised Person

ASTEA INTERNATIONAL INC.

By:	/s/ Zack Bergreen

Name: Zack Bergreen

Title: Chief Executive Officer

IFS AMBER, INC.

By:	/s/ Cindy Jaudon

Name: Cindy Jaudon

Title: Authorised Person

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASTEA INTERNATIONAL INC.

ARTICLE ONE

The name of the Corporation is ASTEA INTERNATIONAL INC. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent at such address upon whom process against this Corporation may be serviced is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

The total amount of stock which the Corporation has authority to issue is 100 shares (number of authorized shares) with a par value of $0.01 per share.

ARTICLE FIVE

The holder of each share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders (and written actions in lieu of meetings) for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

The Corporation is to have perpetual existence.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE ELEVEN

Section 1. Actions, Suits and Proceedings Other than by or in the Rights of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the board of directors of the Corporation.

Section 2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

Section 3. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee; (ii) an adjudication that the Indemnitee was liable to the Corporation; (iii) a plea of guilty or nolo contendere by the Indemnitee; (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

Section 4. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation; (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or ; (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

Section 5. Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

Section 6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the

Corporation who are not at that time parties to the action, suit or proceeding in question (“Disinterested Directors”), even though less than a quorum, (b) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (d) a court of competent jurisdiction.

Section 7. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction. If the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 8 Subsequent Amendments. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 9. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or Disinterested Directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

Section 10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

Section 11. Issuance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (inducting any employee benefit plan) against any expense liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 12. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

Section 13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

Section 15. Subsequent Legislation. If the DGCL is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TWELVE shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE THIRTEEN

The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this ARTICLE THIRTEEN shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit; provided, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(a)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this ARTICLE THIRTEEN shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This ARTICLE THIRTEEN shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this ARTICLE THIRTEEN becomes effective. No amendment to or repeal of this ARTICLE THIRTEEN shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE FOURTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.